UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 12, 2023 (January 9, 2023)

2U, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OF INCORPORATION)

001-36376	26-2335939
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

7900 Harkins Road
Lanham, MD	20706
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(301) 892-4350

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TWOU	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture and Notes

As previously disclosed, on January 9, 2023, 2U, Inc., a Delaware corporation (the “Company”), agreed to sell to the initial purchasers (the “Purchasers”), and the Purchasers agreed to purchase from the Company, $147.0 million aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2030 (the “Notes”), pursuant to certain purchase agreements (the “Purchase Agreements”) among the Company and the Purchasers. The issuance of the Notes was consummated on January 11, 2023 (the “Closing Date”).

The proceeds from the offering of the Notes were approximately $127 million. On the Closing Date, the Company used the proceeds from the offering of the Notes, along with cash on its balance sheet, to repay a portion of the amounts outstanding under that certain Term Loan Credit and Guaranty Agreement, dated June 28, 2021 (as modified, supplemented, amended, or amended and restated from time to time, including the Second Amendment (defined below), the “Credit Agreement”), among the Company, as borrower, the subsidiaries of the Company party thereto, as guarantors (the “Guarantors”), the lender parties thereto, and Alter Domus (US) LLC as administrative agent and collateral agent (the “Agent”). On January 9, 2023, the Company entered into an amendment to the Credit Agreement on the terms set forth in that certain Extension Amendment, Second Amendment and First Incremental Agreement to Credit and Guaranty Agreement (the “Second Amendment”) by and among the same parties, which became effective on January 11, 2023 concurrently with the closing of the Notes offering.

The Notes were, and any additional Notes will be, issued pursuant to, and are and will be governed by, an indenture, dated as of the Closing Date (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Notes bear interest at a rate of 4.50% per annum on the principal amount thereof, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2023, to the holders of record of the Notes as of the close of business on the immediately preceding January 15 and July 15, respectively. The Notes will mature on February 1, 2030, unless earlier redeemed or repurchased by the Company or converted.

The Notes are the senior, unsecured obligations of the Company and are equal in right of payment with the Company’s senior unsecured indebtedness, senior in right of payment to the Company’s indebtedness that is expressly subordinated to the Notes, effectively subordinated to the Company’s senior secured indebtedness, to the extent of the value of the collateral securing that indebtedness, and structurally subordinated to all indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

Holders may convert their Notes at their option in the following circumstances:

•	at any time from, and after January 11, 2023 until the close of business on the second scheduled trading day immediately before the maturity date;

•	upon the occurrence of certain corporate events or distributions on the Company’s common stock, par value $0.001 per share (“Common Stock”) as provided in the Indenture;

•

if the Company calls such Notes for redemption; subject to the right of certain Purchasers to elect a delayed conversion period for any such Notes called for redemption that would cause such Purchaser to beneficially own shares of Common Stock, in excess of the Ownership Cap (as defined below), over which threshold a settlement of such conversion would be made in cash rather than the Purchaser would otherwise receive cash rather than shares; and

•	upon the occurrence of a default with regard to the Company’s financial covenants under the Indenture.

The initial conversion rate for the Notes will be 111.1111 shares of Common Stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $9.00 per share, and is subject to adjustment upon the occurrence of certain specified events as set forth in the Indenture. Upon conversion, the Company will pay or deliver, as applicable, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election (subject to aforementioned Ownership Cap). Upon the occurrence of a “Make-Whole Fundamental Change” (as defined in the Indenture), the Company will in certain circumstances increase the conversion rate for a specified period of time. Additionally, the Notes are subject to customary beneficial ownership caps (the “Ownership Cap”) for any shares issued upon conversion thereof.

In addition, upon the occurrence of a “Fundamental Change” (as defined in the Indenture), holders of the Notes may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, and subject to limited exceptions with respect to Notes that cannot be immediately physically settled due to the Ownership Cap, on or after January 11, 2026 and on or before the 30th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, but only if the last reported sale price per share of Common Stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice, and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if such Note is converted after it is called for redemption. No sinking fund is provided for the Notes.

The events of default, as set forth in the Indenture, include (i) default by the Company in the payment when due (whether at maturity, upon redemption or repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any Notes, (ii) default by the Company for 30 consecutive days in the payment when due of interest on any Note, (iii) failure by the Company to deliver, when required by the Indenture, (x) a fundamental change notice, (y) a notice of a Make-Whole Fundamental Change or (z) a notice of certain corporate events as provided in the Indenture, if such failure is not cured within five business days after its occurrence, (iv) default by the Company in its obligations to convert a Note in accordance with the Indenture upon the exercise of the conversion right with respect thereto, if such default is not cured within three business days after its occurrence, (v) default by the Company in its obligations under the Indenture in respect of certain consolidation, merger, asset sale transactions and financial covenants, (vi) default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture, (vii) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $30.0 million, (viii) certain defaults by the Company or any of its subsidiaries with respect to the Company’s 2.25% convertible notes due 2025 and (ix) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its “Significant Subsidiaries” (as defined in the Indenture).

If an event of default involving certain events of bankruptcy, insolvency or reorganization with respect to the Company occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any action or notice by any person. If any other event of default occurs and is continuing, either the Trustee, by notice to the Company, or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. Notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the holders of the Notes to receive special interest on the Notes for up to 180 days.

In certain circumstances if, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Notes, the Company cannot satisfy the current public information requirements of Rule 144(c)(i) under the Securities Act of 1933, as amended (the “Securities Act”), or the Notes are not otherwise freely tradable by holders of the Notes other than the Company’s affiliates, additional interest will accrue on the Notes during the period in which the Company’s failure is continuing or such Notes are not otherwise freely tradable by holders other than the Company’s affiliates.

In addition, if, and for so long as, the restrictive legend on the Notes has not been removed in accordance with the terms of the Indenture and the Notes, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates (without restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes) as of the 15th day after the one-year anniversary of the last date of original issuance of the Notes, the Company will pay additional interest on the Notes during the period in which the Notes remain so restricted.

A copy of the Indenture and form of 4.50% Senior Unsecured Convertible Note due 2030 are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

The Notes were, and any additional Notes will be, issued to the Purchasers in reliance upon Section 4(a)(2) of the Securities Act in transactions not involving any public offering. Any Common Stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders.

The offer and sale of the Notes and any shares of Common Stock issuable upon conversion thereof have not been, and the resale of the Notes will not be, registered under the Securities Act or any applicable state securities laws, and the Notes and any such shares may not be offered or sold except pursuant to an effective registration statement or exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

4.1	Indenture, dated as of January 11, 2023, between 2U, Inc. and Wilmington Trust, National Association.

4.2	Form of 4.50% Senior Unsecured Convertible Notes due 2030 (included as Exhibit A to Exhibit 4.1).

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

2U, INC.

	By:	/s/ Paul S. Lalljie
	Name:	Paul S. Lalljie
Date: January 12, 2023	Title:	Chief Financial Officer